Exhibit 99.2

Investor and Media Inquiries:

Chris Kettmann

773-497-7575

ckettmann@lincolnchurchilladvisors.com

Priority Technology Holdings, Inc. (PRTH) Announces Proposed Offer to Exchange Outstanding Warrants for Newly Issued Shares of Common Stock and Proposed Consent Solicitation

Alpharetta, GA and New York, NY, November 30, 2018 – Priority Technology Holdings, Inc. (NASDAQ: PRTH)  (“Priority” or the “Company”) today filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 (the “Registration Statement”) and a Schedule TO, each relating to a proposed offer by Priority to exchange its outstanding warrants for newly issued shares of its common stock (the “Exchange Offer”) and a related consent solicitation (the “Consent Solicitation”).

Pursuant to the Exchange Offer, Priority will offer to holders of its outstanding public and private warrants the opportunity to receive 0.192 shares of newly issued Priority common stock in exchange for each of the outstanding warrants tendered by the holder.

Concurrently with the Exchange Offer, Priority will solicit consents from holders of the outstanding warrants to amend the warrant agreement, dated September 13, 2016, between the Company and American Stock Transfer & Trust Company, LLC (the “Warrant Amendment”), which governs the terms of the warrants, to permit the Company to require that each warrant that remains outstanding after the Exchange Offer can be mandatorily converted by Priority into 0.1728 shares of newly issued Priority common stock. If this amendment to the Warrant Agreement is approved by the warrant holders, then the ratio that will be applied after the Exchange Offer to convert any remaining outstanding warrants into Priority common stock will be 10% less than the ratio at which warrant holders can exchange warrants for common stock in the Exchange Offer.

Priority expects to commence the Exchange Offer and the Consent Solicitation in the near future, and will make additional announcements and SEC filings when it commences them.

Priority has engaged Cowen as the Dealer Manager for the Exchange Offer and Consent Solicitation. Any Questions or requests for assistance concerning the Exchange Offer and Consent Solicitation may be directed to Cowen at (833) 297-2926. D.F. King & Co., Inc. has been appointed Information Agent for the Exchange Offer and Consent Solicitation, and American Stock Transfer & Trust Company, LLC has been appointed the Exchange Agent. Schulte Roth & Zabel LLP is serving as Legal Counsel to Priority and Ellenoff Grossman & Schole, LLP is serving as Legal Counsel to Cowen.

Additional information about the Exchange Offer and Consent Solicitation will be available in the Registration Statement and Schedule TO, filed by Priority with the SEC.

About Priority Technology Holdings, Inc.

Priority is a leading provider of merchant acquiring and commercial payment solutions, offering unique product and service capabilities to its merchant network and distribution partners. Our enterprise operates from a purpose-built business platform that includes tailored customer service offerings and bespoke technology development, allowing us to provide end-to-end solutions for payment and payment-adjacent opportunities. Additional information can be found at www.PRTH.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the SEC. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.